Exhibit 99.2

Conference Call Script

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MARK POMERLEAU:

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•	Good morning. Thank you for joining us.

•	This morning MeadWestvaco announced an agreement to sell our Papers business for $2.3 billion in cash to a new company controlled by Cerberus Capital Management.

•	Before we begin, I’ll remind you that notice of this call was given today; the call and the related slides are available on our website.

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I’ll caution you that certain statements may be forward-looking, not guarantees of future performance, and subject to known and unknown risks and uncertainties described in our public filings. Furthermore, contents contain time-sensitive information that, although correct today, may change with the passage of time.

With me today are:

•	John Luke, chairman and CEO of MeadWestvaco;

•	Jim Buzzard, president; and

•	Mark Rajkowski, chief financial officer.

I’d now like to turn the call over to John.

JOHN LUKE:

Good morning and thank you for joining us.

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As Mark indicated, this morning we announced an agreement to sell our Papers business to Cerberus Capital Management for proceeds of $2.3 billion. In a few minutes Mark Rajkowski will provide details on the terms of the agreement. Before turning to Mark, I will focus on what this transaction means to us strategically.

In short, this sale is a transformational event for MeadWestvaco. First, it will make us a more focused company, able to deliver stronger, more consistent financial returns, and will free us up to concentrate our resources on capturing the profitable growth opportunities present in the global packaging markets. When this transaction is closed, MeadWestvaco will have greater global balance, increased stability of earnings and cash-flows, and a stronger balance sheet.

Second, the agreement marks the culmination of the achievement of our commitment to build the leading Coated Papers business in North America. Over almost three years, in very challenging economic and industry conditions, we have enhanced the value of our Papers business by reducing costs and by gaining market share. This sale enables us to monetize this effort and, at the same time, positions the Papers business to compete as a stand-alone company.

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Now that we have done what we set out to do in our Papers Group, we will concentrate our attention on the businesses where we have the greatest opportunities to generate higher and more consistent returns – doing so through innovation, customer focus and continued productivity.

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Very importantly, we intend to capitalize globally on our leadership position in differentiated, value-added packaging solutions – and our attractive Consumer & Office Products and Specialty Papers and Chemicals businesses.

The fundamentals of these markets are strong in terms of size, rate of growth and profit potential — particularly in emerging markets in Asia, Latin America and Eastern Europe – and we are determined to capitalize on this opportunity.

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Looking specifically at packaging, we are uniquely positioned to compete across the full spectrum of the value chain, with demonstrated excellence in paperboard production; world-class design and converting operations; and a strong position in integrated packaging systems.

As we go forward, we will be focused more sharply than ever on the worldwide packaging marketplace. We will have over $6 billion in annual revenue, roughly three-quarters of which will come from packaging following the completion of this transaction. Moreover, about one-third of our revenue will come from international markets, with significant opportunities to increase that further.

I’ll now turn the floor over to Mark Rajkowski for a review of the financial details of the transaction we announced this morning.

MARK RAJKOWSKI:

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Thanks, John. The sale of our Papers business helps us accomplish several goals. First and foremost, it increases the return profile of the company and will accelerate achieving our target of above cost-of-capital returns. Secondly, it improves the stability of our earnings and cash-flow by removing our most asset intensive and cyclical business. And finally, this transaction will also enable us to accelerate our debt paydown and strengthen our balance sheet.

Over the past several months, we’ve held discussions with a number of strategic and financial buyers — we are convinced that this is the right deal at the right time for both companies. The sale creates a financially sound Papers business that’s positioned to compete through renewed focus, and delivers substantial cash to us now.

Simply put, through this transaction, MeadWestvaco will become a much stronger and more focused company, with substantial financial flexibility to pursue opportunities that will increase returns for our shareholders.

I’ll now briefly discuss the financial impact of today’s announcement.

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The transaction consists of the sale of substantially all of the assets and related liabilities of our Papers business for $2.3 billion in cash.

Included in the agreement are all 5 of our printing- and writing-paper mills, with a combined capacity of 2 million tons per year of coated paper and almost 300 thousand tons per year of carbonless paper.

The agreement also includes approximately 900 thousand acres of forestland that supply wood to these mills. After the sale of the Papers business, MeadWestvaco will own approximately 1.2 million acres of forestland.

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The after-tax cash proceeds from the transaction are expected to be approximately $2.1 billion, which will be used primarily to improve our overall capital structure as follows:

•	$900 million to $1.1 billion is expected to be used to pay down debt;

•	We expect to use $500 to $700 million for share repurchases; and

•	The remaining cash will be available either for strategic growth opportunities, or to further pay down debt and return value to shareholders as appropriate.

Upon completion of our capital restructuring, we expect to achieve a debt-to-capital ratio of 40 percent or better.

The transaction is expected to result in a one-time after-tax accounting loss of between $650 and $675 million, the majority of which we expect will be recorded in the fourth quarter 2004. This includes approximately $530 million for goodwill and other asset step-up associated with the Papers business, recorded in purchase accounting at the time of the MeadWestvaco merger.

[PAUSE]

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As you know, we will report our fourth quarter results on January 31st, at which time, we will review our results in detail and give you an update on our key markets. As of today, we have not yet finished closing our books for the year, and we’re still in the process of determining the amount of the charge related to this transaction to be recorded in the fourth quarter.

I can tell you that, with regard to the fourth quarter, we expect to report that each of our business segments — Packaging, Papers, Consumer and Office Products and

Specialty Chemicals — will show operating results as good as, or better than, the fourth quarter of 2003. Moreover, demand during the fourth quarter remained firm in each of our key markets, albeit at a seasonally lower level. However, the results of operations in the quarter for the Papers segment were challenged for all the reasons we indicated at the end of last quarter – seasonality, scheduled maintenance, higher raw material costs as well as lower available inventories. In addition to these factors during the quarter, our Papers facilities simply did not operate that well. Before charges related to this deal, we expect to report a small loss for the Papers segment, despite the fact that market conditions remained strong.

Consequently, as a result of the performance in our Papers segment, we expect to report overall fourth quarter operating results for the company — before gains on forestlands, charges related to restructuring and charges related to this transaction — in the range of 18 to 23 cents per share. We will, of course, provide greater detail on January 31st.

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As part of the sale of our Papers business, we are also in the process of thoroughly examining our corporate infrastructure, and will take actions to reduce our overhead costs in line with the size and structure of our new company going forward. We expect to take additional charges in connection with these actions. At this stage, we don’t know the precise amount or timing of the charges; however, we expect to incur them in 2005 and 2006, and we expect that the cash charges associated with these actions will not exceed $25 million. We will share information as it becomes available.

Beginning in the first quarter of 2005, the results of operations for the Papers business will be reported as discontinued operations, and all prior periods will be restated for comparative purposes.

The closing of the deal is likely to be in the second quarter of this year.

I’ll now turn the call over to Jim Buzzard who will discuss some of the immediate initiatives we are undertaking to ensure we execute on our strategy.

JIM BUZZARD:

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Thanks, Mark.

As John indicated earlier, after the sale of our Papers business is completed, we will be a leading global packaging business – able to seize the opportunity to accelerate our initiatives to differentiate and win in our chosen market segments.

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Our consumer and office products and specialty businesses also will greatly benefit from our sharpened focus. As many of you know, these businesses already are leaders within their respective markets. Their success proves that the combination of continuous innovation and focused growth is a good formula for winning in any marketplace.

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As we capitalize on our unique combination of assets and capabilities to achieve our goals, we will remain disciplined in our investment decisions; highly focused on increasing return on capital; and dedicated to continuing to deliver on our productivity commitments. We are tackling this in three phases:

First, we will continue to aggressively attack our cost structure and better manage our resources through our previously announced productivity initiatives. We are on track toward achieving the two-year, $500 million goal we announced a year ago. We will complete this at the end of 2005 – on time and on target.

Second, as Mark noted earlier, we have already begun to address our overall cost structure in light of the sale of the Papers business. We will ensure that our corporate infrastructure is right for the new business – not only in terms of size but also efficiency and effectiveness.

And as a third phase, we have begun to outline the program that will succeed the current initiative which will be completed at the end of this year. This new program will include initiatives to reduce costs across our global business functions, optimize our supply chain, further reduce G&A costs, and achieve operational excellence across our operating platform.

I’d like to emphasis the fact that the bulk of our productivity work has been underway for some time, and that it is independent of the sale of our Papers business. For us, this is the way in which we operate and will continue to run our business.

We look forward to sharing information on our progress toward these initiatives, and we will continue to report on them quarterly.

Back to you, John.

JOHN LUKE:

Thanks, Jim.

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In summary, we believe we have a winning formula for future growth that’s market focused and rooted in our core strengths. Over the coming year we look forward to continuing to share with you a more in-depth look at our capabilities, the opportunities before us — and our plans to capitalize on those opportunities.

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I would now like to open the floor to your questions.

MARK POMERLEAU (Following Q&A)

That concludes the Q&A portion of our call. Before we close, I’ll remind you that slides which accompanied the presentation are on our website.

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They provide color and clarity and include a GAAP reconciliation to the 4Q range of estimated results that we referred to in the call.

A replay of this call will be available beginning at 1:30PM EST today and continue for the next two weeks. You can access the call at 800-475-6701 access code 766302. The recorded call is also available on our website at MeadWestvaco.com.

Thank you for joining us.

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